Exhibit 10.2
FIRSTMERIT CORPORATION
2011 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
     FirstMerit Corporation (“the Company”) hereby grants the undersigned Participant an Award of restricted Shares of the Company (“Restricted Stock”), subject to the terms and conditions described in the FirstMerit Corporation 2011 Equity Incentive Plan (the “Plan”) and this Restricted Stock Award Agreement (this “Award Agreement”).
1.	Name of Participant:____________________________

2.	Grant Date: April 20, 2011 (the “Grant Date”)

3.	Number of Shares of Restricted Stock: ________________________

4.	Vesting. Subject to Section 5, the Restricted Stock will vest as follows (each a “Vesting Date”):
(a)	One-third of the Restricted Stock will vest on April 21, 2012;

(b)	One-third of the Restricted Stock will vest on April 21, 2013; and

(c)	Any remaining unvested Restricted Stock will vest on April 21, 2014.
If any Vesting Date is not a business day, the Vesting Date will be the immediately following business day.

5.	Effect of Termination; Change in Control. If, prior to any Vesting Date:
(a)	The Participant’s employment is terminated (other than by reason of Retirement or death), all unvested Restricted Stock will be forfeited.

(b)	The Participant Retires, all unvested Restricted Stock will become fully vested. For purposes of this Award Agreement, a Participant will have “Retired” if the Participant terminates employment with the Company and its Related Entities after attaining the age of 65.

(c)	The Participant dies or becomes Disabled, all unvested Restricted Stock will become fully vested.

(d)	A Change in Control occurs, all unvested Restricted Stock will be treated as provided pursuant to the terms and conditions of a separate Change in Control and/or Displacement Agreement between the Participant and the Company.
EMPLOYEE STANDARD — SECTION 16

6.	Transfer Restrictions: Until the Restricted Stock becomes vested as described in Section 4 or Section 5, the Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.
7.	Settlement: The Restricted Stock will be issued in the Participant’s name and held in escrow by, and subject to a security interest in favor of, the Company until the restrictions with respect to the Restricted Stock lapse or the Restricted Stock is forfeited as provided in this Award Agreement. The Restricted Stock will be released of any restrictions and distributed to the Participant as soon as administratively feasible if the applicable terms and conditions of this Award Agreement are satisfied. Any fractional shares of Restricted Stock will be settled in cash.
8.	Restrictive Covenants:
(a)	Non-Competition. The Participant acknowledges and agrees that as a condition to and in consideration of the grant of this Award, if the Restricted Stock vests as a result of the application of Section 5(b), then, during the term of the Participant’s employment and for a period of 36 months thereafter (the “Non-Compete Period”), the Participant will not, directly or indirectly engage in, assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever) or enter the employment of or act as agent for or adviser or consultant to any person or entity who is (or is about to become) engaged in any business that competes with the Company or any Related Entity (the “Protected Party”), or in any national banking association with deposits in excess of $5.0 billion anywhere in the state of Ohio and in any county in Pennsylvania (or any other state) in which the Protected Party has an office or branch on the date of termination.

(b)	Non-Solicitation. The Participant acknowledges and agrees that as a condition to and in consideration of the grant of this Award, during the term of the Participant’s employment and for a period of 12 months thereafter (the “Non-Solicitation Period), the Participant will not, directly or indirectly:
(i)	Solicit, engage or otherwise interfere with any customer or client who is at that time or was within the preceding 90 days a customer or client of the Protected Party for the purposes of directly or indirectly furnishing any financial or banking services that a national banking association, bank holding company, state bank, savings and loan association or other regulated financial institution is permitted by law to conduct or furnish on the date the Participant’s employment is terminated.

(ii)	Employ, solicit for employment, engage or otherwise interfere with any person who is at that time or was within the preceding 90 days employed by the Protected Party, or otherwise directly or indirectly induce or take any action which would encourage or influence any such person to leave that person’s employment or terminate, reduce or modify their business or relationship with the Protected Party.
(c)	Nondisclosure and Non-Appropriation of Information. The Participant recognizes and acknowledges that while employed by the Company and all Related Entities, the Participant will have access to, learn, be provided with and, in some cases, prepare and create, certain confidential information, proprietary information or Trade Secrets (as defined below) of the Protected Party, including, but not limited to, processes, financial information, pricing information, operating techniques, marketing processes, training techniques, customer, vendor, and referral source lists, price and cost information, files and forms, (collectively, the “Trade Secrets”), all of which are of substantial value to the Protected Party and the businesses conducted by it. The Participant expressly covenants and agrees that the Participant will:
(i)	Hold in a fiduciary capacity and will not reveal, communicate, use or cause to be used for the Participant’s own benefit or divulge during the period of employment by the Company and all Related Entities and for an indefinite period thereafter, any confidential information, proprietary information or Trade Secrets now or hereafter owned by the Protected Party;

(ii)	Not sell, exchange, give away, or otherwise dispose of confidential information, proprietary information or Trade Secrets now or hereafter owned by the Protected Party, whether the same will or may have been originated or discovered by the Protected Party, the Participant or otherwise;

(iii)	Not reveal, divulge or make known to any person, firm, company or corporation any confidential information, proprietary information or Trade Secrets of the Protected Party, unless such communication is required pursuant to a compulsory proceeding in which the Participant’s failure to provide such confidential information, proprietary information or Trade Secrets would subject the Participant to criminal or civil sanctions and then only to the extent that Executive provides prior notice to Employer prior to disclosure.

(iv)	Return to the Company or any other Protected Party, either before or within 24 hours following the Participant’s termination of employment with the Company and all Related Entities, any and all written information, material or equipment that constitutes, contains or relates in any way to confidential information, proprietary information, Trade Secrets and any other documents, equipment, and material of any kind relating in any way to the business of the Protected Party, which are in the Participant’s possession, custody and control and which are or may be property of Protected Party, whether confidential or not, including any and all copies thereof which may have been made by or for the Participant and that the Participant will maintain no copies thereof after termination of the Participant’s employment.
(c)	Other Terms and Conditions.
(i)	The Participant acknowledges that the Participant is entering into this Award Agreement voluntarily and has given careful consideration to the restraints imposed by this Award Agreement. Irrespective of the manner of any employment termination, the restraints imposed by this Award Agreement will be operative during their full time periods and throughout the restrictive areas set forth in this Award Agreement. The Participant further acknowledges that if the Participant’s employment with the Company and all Related Entities terminates for any reason the Participant can earn a livelihood without violating the foregoing restrictions and that the Participant’s ability to earn a livelihood without violating these restrictions is a material employment condition. The Participant acknowledges and recognizes that if the Participant’s employment terminates for any reason, this Section 8 will survive any such termination and any expiration of this Award Agreement. Further, the Participant agrees and consents that this Award Agreement is assignable by the Company.

(ii)	The Participant agrees that if a court of law finds that the provisions of this Award Agreement are too harsh so that they are unenforceable, then such court of law may enforce those restrictions and limitations which are acceptable and deemed enforceable by the court.

(iii)	In the event the Participant breaches the terms of this Award Agreement, it is agreed that all time periods contained in this Award Agreement will be tolled until the Participant ceases to breach this Award Agreement.

(iv)	The restrictive covenants, the Non-Compete Period and the Non-Solicitation Period provided for herein will not be construed to limit the application of any other restrictive covenant or restriction period set forth in any other agreement entered into between the Participant and the Company or a Related Entity.

(v)	If the Participant violates any of the restrictive covenants described in this Section 8, the Participant will be required to reimburse the Company in an amount equal to the Fair Market Value of any Restricted Stock (determined on the date that the Restricted Stock vested) that vested (regardless of the reason for such vesting) within the period beginning one year prior to the Participant’s termination and ending on the Participant’s date of termination, net of any taxes withheld (the “Clawback Amount”). The Clawback Amount will be paid, within 30 days after demand, either in cash or by returning to the Company a number of Shares with a Fair Market Value equal to such Clawback Amount. Nothing in this Section 8(c)(v) will prevent a Protected Party from seeking any other relief or remedy described in Section 8(d) of this Award Agreement.
(d)	Injunction. The parties acknowledge and agree, due to the subject matter of this Award Agreement, that money damages will be an inadequate remedy for a breach by the Participant of any of the obligations hereunder. Consequently, if the Participant breaches or threatens to breach any of the obligations under this Award Agreement, the Participant agrees that the Protected Party will have the right, in addition to any other rights or remedies available to it at law or in equity, to obtain equitable relief, including, without limitation, injunctive relief and specific performance, in the event of any breach or threatened breach. Further, the parties hereto agree and declare that it may be impossible to measure in monetary terms the damages that may accrue to any Protected Party by reason of the Participant’s violation of this Award Agreement. Therefore, in the event that a Protected Party or any successor in interest thereto, will institute an action or proceeding to enforce the provisions of this Award Agreement, each party or other person against whom such action or proceeding is brought will and hereby does, in advance, waive the claim or defense that there is adequate remedy at law. In the event such injunctive relief is warranted and obtained by the Protected Party, the Participant agrees to pay all costs of that action, including reasonable attorney fees.
9.	Other Terms and Conditions:
(a)	Rights Before Vesting. Before the Restricted Stock vests, the Participant: (i) may exercise full voting rights associated with the Shares underlying the Restricted Stock; and (ii) will be entitled to receive all dividends and other distributions paid with respect to the Shares underlying the Restricted Stock, although any dividends or other distributions paid in Shares will be subject to the same restrictions, terms and conditions as the Restricted Stock to which it relates.

(b)	Beneficiary Designation. The Participant may name a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive any Restricted Stock that is settled after the Participant’s death. Each designation made will revoke all prior designations, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If the Participant has not made an effective Beneficiary designation, the Beneficiary will be the Participant’s surviving spouse or, if there is no surviving spouse, the Participant’s estate.

(c)	Transferring the Restricted Stock. Except to the extent the Committee permits otherwise, the Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. However, as described in Section 9(b), the Participant may designate a beneficiary to receive the Restricted Stock if the Participant dies before the Restricted Stock is settled.

(d)	Tax Withholding. The Company or Related Entity, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan. This amount may, as determined by the Equity Plan Board in its sole discretion, be: (i) withheld from other amounts due to the Participant; (ii) withheld from the value of any Award being settled or any Shares being transferred in connection with the exercise or settlement of an Award; (iii) withheld from the vested portion of any Award (including the Shares transferable thereunder), whether or not being exercised or settled at the time the taxable event arises; (iv) collected directly from the Participant; or (v) satisfied through any combination of the methods described above.

Subject to the approval of the Equity Plan Board, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or Related Entity, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding and if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(e)	Governing Law. This Award Agreement will be construed in accordance with, and governed by the laws (other than laws governing conflicts of laws) of, the State of Ohio. In the event of any dispute or controversy arising under or in connection with this Award Agreement, the parties consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Summit County) or The United States District Court for the Northern District of Ohio, Eastern Division.

(f)	Restricted Stock Subject to Plan. The Restricted Stock is subject to the terms and conditions described in this Award Agreement and the Plan, which is incorporated by reference into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement will be binding on the Participant. Capitalized terms that are not defined in this Award Agreement have the same meanings as in the Plan.

(g)	Other Agreements. The Restricted Stock and this Award Agreement will be subject to the terms of any other written agreements between the Participant and the Company and any Related Entity to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement.

(h)	Assignment. This Award Agreement will be binding upon the Company and the Participant, their respective heirs, personal representatives, executors, administrators, and successors. The Company may freely assign or transfer this Award Agreement without the Participant’s consent.

(i)	Acknowledgement; Return of Agreement. This Award Agreement (and the Restricted Stock) automatically will be revoked unless the Participant signs the acknowledgement appearing at the end of this Award Agreement and returns a copy of the signed Award Agreement to the Committee no later than 30 days after the Grant Date.

(j)	Listing, Registration, Qualification. If the Board concludes that the listing, registration or qualification upon any securities exchange, under any state or federal law, or the approval or consent of any governmental body is necessary or desirable as a condition to the issuance of the Restricted Stock, the Restricted Stock may not be issued in whole or in part unless and until that listing, registration, qualification or approval has been obtained, free of any conditions which are not acceptable to the Board and the sale and delivery of stock under this Award Agreement is also subject to the same requirements and conditions.

(h)	Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.
[signature page attached]

     IN WITNESS WHEREOF, the Company has caused the Award to be granted pursuant to this Award Agreement on the date first above written.

FIRSTMERIT CORPORATION

By:
Christopher J. Maurer
*****
ACKNOWLEDGEMENT
By signing below, the Participant acknowledges and agrees that:
•	A copy of the Plan and the Plan’s Prospectus have been made available to the Participant;
•	The Participant has read and understands and accepts the conditions placed on the Restricted Stock, including the clawback provision described in Section 8 of the Award Agreement;
•	If the Participant does not return a signed copy of this Award Agreement to the address shown below not later than 30 days after the Grant Date, the Restricted Stock will be forfeited and the Award Agreement will terminate and be of no further force or effect.
FirstMerit Corporation
Compensation Department, CAS 82
III Cascade Plaza
Akron, Ohio 44308
PARTICIPANT
__________________________
Signature
__________________________
Printed Name
Date: ____________________

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